Exhibit 3.1

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ALLEGRO MICROSYSTEMS, INC.

Allegro MicroSystems, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.    The name of the Corporation is Allegro MicroSystems, Inc. The Corporation was incorporated under the name “Sanken North America, Inc.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on March 26, 2013, which was subsequently amended and restated by the filing of the Corporation’s Amended and Restated Certificate of Incorporation on October 2, 2017, which was further amended and restated by the filing of the Corporation’s Second Amended and Restated Certificate of Incorporation on September 21, 2020.

2.    This Third Amended and Restated Certificate of Incorporation (the “Restated Certificate”), which amends, restates and further integrates the certificate of incorporation of the Corporation as heretofore in effect, has been approved by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Sections 242 and 245 of the DGCL, and has been adopted by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.

3.    The text of the certificate of incorporation of the Corporation, as heretofore amended, is hereby amended and restated by this Restated Certificate to read in its entirety as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, Allegro MicroSystems, Inc. has caused this Restated Certificate to be signed by a duly authorized officer of the Corporation, on November 2, 2020.

Allegro MicroSystems, Inc., a Delaware corporation

By:	/s/ Ravi Vig
Name:	Ravi Vig
Title:	President and Chief Executive Officer

[Signature Page to Allegro MicroSystems, Inc. Certificate of Incorporation]

EXHIBIT A

ARTICLE I

The name of the corporation is Allegro MicroSystems, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange St., New Castle County, Wilmington DE, 19801, and the name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

ARTICLE IV

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock which the Corporation shall have authority to issue is one billion twenty million (1,020,000,000). The total number of shares of Common Stock that the Corporation is authorized to issue is one billion (1,000,000,000), having a par value of $0.01 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is twenty million (20,000,000), having a par value of $0.01 per share.

ARTICLE V

The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A. COMMON STOCK.

1.    Reclassification of IPO Common Stock. Upon the filing and effectiveness of this Restated Certificate with the Secretary of State of the State of Delaware (the “Effective Time”), each share of IPO Common Stock (as defined the Corporation’s Second Amended and Restated Certificate of Incorporation) issued and outstanding or held in treasury immediately prior to the Effective Time shall be automatically reclassified into one share of Common Stock without any further action by the Corporation or the holder of any such share.

2.    General. The voting, dividend, liquidation, and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.

3.    Voting. Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one (1) vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate (including any Certificate of Designation) or pursuant to the DGCL.

Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

4.    Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.

5.    Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

B. PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Restated Certificate (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Restated Certificate (including any Certificate of Designation).

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE VI

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the initial registration of the Corporation’s Common Stock pursuant to the Securities Exchange Act of 1934, as amended; the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following such registration; and the initial Class III directors shall serve for a term expiring at the third annual meeting following such registration. At each annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders following the Effective Time, subject to any special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II and Class III.

B. Except as otherwise expressly provided by the DGCL or this Restated Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.

C. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors; provided, however, that the directors who were originally designated for nomination in accordance with that certain Stockholders Agreement dated as of September 30, 2020 among the Corporation and its stockholders party thereto (as the same may be amended, modified or supplemented from time to time the “Stockholders Agreement”) may be removed with or without cause, but only in accordance with, and to the extent provided by, the terms of the Stockholders Agreement.

D. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, and subject to the terms of the Stockholders Agreement, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes (including any vacancy that exists at the Effective Time) and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

E. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article VI, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article VI, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

F. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal Bylaws of the Corporation. In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law, or by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.

G. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VII

A. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

B. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of a majority of the Board of Directors and shall not be called by any other person or persons.

C. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VIII

No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of the Restated Certificate inconsistent with this Article VIII, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE IX

A. The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any person (each such person, a “Covered Person”) who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

B. The Covered Persons may have or may, in the future, have certain rights to indemnification, advancement of expenses and/or insurance provided by other entities and/or organizations (collectively, the “Other Indemnitors” and, individually, an “Other Indemnitor”). With respect to any advancement or indemnification obligation owed, at any time, to a Covered Person (in their capacities as Covered Persons) by the Corporation or any Other Indemnitor, whether pursuant to any certificate of incorporation, by-laws, partnership agreement, operating agreement, indemnification agreement or other document or agreement and/or pursuant to this Article IX (any of the foregoing is herein an “Indemnification Agreement”), the Corporation (i) shall at all times, be the indemnitor of first resort (i.e., its obligations to the Covered Person shall be primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by a Covered Person shall be secondary), (ii) shall at all times be required to advance the full amount of expenses incurred by a Covered Person and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement (to the extent legally permitted and as required by the terms of this Restated Certificate or any Indemnification Agreement), without regard to any rights that a Covered Person may have against the Other Indemnitors, and (iii) waives, relinquishes and releases the Other Indemnitors from any and all claims that the Covered Person must seek expense advancement or reimbursement, or indemnification, from any Other Indemnitor before the Corporation must perform its expense advancement and reimbursement, and indemnification obligations, under this Restated Certificate. No advancement, indemnification or other payment by the Other Indemnitors on behalf of a Covered Person with respect to any claim for which a Covered Person has sought indemnification from the Corporation shall affect the foregoing.

ARTICLE X

A. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this Restated Certificate or the Bylaws (as either may be amended from time to time) or as to which the DGCL confers jurisdiction to the Chancery Court, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein; provided that, if and only if the Chancery Court dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware. Unless the Corporation consents in writing to the selection of an alternate forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article X. Notwithstanding the foregoing, the provisions of this Article X shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

B. CORPORATE OPPORTUNITY.

(1)     To the fullest extent permitted by the laws of the State of Delaware and in accordance with Section 122(17) of the DGCL, (i) the Corporation hereby renounces all interest and expectancy that it otherwise would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to OEP SKNA, L.P. (“OEP”) or its affiliates (other than the Corporation and its subsidiaries), and any of its or their respective principals, members, directors, partners, stockholders, officers, employees or other representatives (other than any such Person who is also an employee of the Corporation or its subsidiaries), or any Director or stockholder who is not employed by the Corporation or its subsidiaries (each such Person, an “Exempt Person”); (ii) no Exempt Person will have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which the Corporation or its subsidiaries from time to time is engaged or proposes to engage or (2) otherwise competing, directly or indirectly, with the Corporation or any of its subsidiaries; and (iii) if any Exempt Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity both for such Exempt Person or any of his or her respective affiliates, on the one hand, and for the Corporation or its subsidiaries, on the other hand, such Exempt Person shall have no duty to communicate or offer such transaction or business opportunity to the Corporation or its subsidiaries and such Exempt Person may take any and all such transactions or opportunities for itself or offer such transactions or opportunities to any other person. Notwithstanding the foregoing, the preceding sentence of this Article X Section B shall not apply to any potential transaction or business opportunity that is expressly offered to a Director, executive officer or employee of the Corporation or its subsidiaries, solely in his or her capacity as a Director, executive officer or employee of the Corporation or its subsidiaries.

(2)     To the fullest extent permitted by the laws of the State of Delaware, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the Corporation or its subsidiaries unless (i) the Corporation or its subsidiaries would be permitted to undertake such transaction or opportunity in accordance with this Restated Certificate, (ii) the Corporation or its subsidiaries at such time have sufficient financial resources to undertake such transaction or opportunity, (iii) the Corporation or its subsidiaries have an interest or expectancy in such transaction or opportunity and (iv) such transaction or opportunity would be in the same or similar line of business in which the Corporation or its subsidiaries are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.

ARTICLE XI

A. Notwithstanding anything contained in this Restated Certificate to the contrary, in addition to any vote required by applicable law and any consent required under the Stockholders Agreement, this Restated Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

B. If any provision or provisions of this Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Restated Certificate (including, without limitation, each portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Restated Certificate (including, without limitation, each such portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XII

A.    SECTION 203 OF THE DGCL.

(1) The Corporation expressly elects not to be governed by Section 203 of the DGCL and the restrictions and limitations set forth therein.

B.    INTERESTED STOCKHOLDER TRANSACTIONS.

(1) Notwithstanding anything to the contrary set forth in this Restated Certificate, the Corporation shall not engage in any Business Combination (as defined below) at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act with any Interested Stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an Interested Stockholder, unless:

(i) Prior to such time that such stockholder became an Interested Stockholder, the Board of Directors approved either the Business Combination or the transaction which resulted in such stockholder becoming an Interested Stockholder; or

(ii) Upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the Interested Stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(iii) at or subsequent to such time that such stockholder became an Interested Stockholder, the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares of capital stock of the Corporation which is not owned by such Interested Stockholder.

C. DEFINITIONS.

(1) As used in this Certificate of Incorporation, the following terms shall have the following meaning:

“Business Combination” means (i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with the Interested Stockholder or (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares of capital stock of the Corporation.

“Interested Stockholder” means any person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the beneficial owner of fifteen percent (15%) or more of the outstanding shares of capital stock of the Corporation that are entitled to vote, or (ii) is an affiliate of the Corporation and was the beneficial owner of fifteen percent (15%) or more of the outstanding shares of capital stock of the Corporation that are entitled to vote at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Stockholder, and the Affiliates and Associates of such person. Notwithstanding anything in this Article XII to the contrary, the term “Interested Stockholder” shall not include: (x) OEP or any of its affiliates or associates, including any investment funds managed, directly or indirectly, by OEP or any other person with whom any of the foregoing are acting as a group or in concert for the purpose of acquiring, holding, voting or disposing of shares of capital stock of the Corporation or (y) any other person who acquires voting stock of the Corporation directly from OEP with prior approval of the Board of Directors, and excluding, for the avoidance of doubt, any person who acquires voting stock of the Corporation through a broker’s transaction executed on any securities exchange or other over-the-counter market or pursuant to an underwritten public offering.